          As filed with the Securities and Exchange Commission on May 24, 1996
                                                Registration No. 33-__________


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                           ----------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            ----------------------

                          FRACTAL DESIGN CORPORATION
             (Exact name of Registrant as specified in its charter)

         CALIFORNIA                                   77-0276903
   (State of incorporation)               (I.R.S. Employer Identification No.)

                             335 SPRECKELS DRIVE
                               APTOS, CA  95003
                     (Address of principal executive offices)

                             ----------------------

                 1992 ASSUMED RAY DREAM, INC. STOCK OPTION PLAN*
                            1995 STOCK OPTION PLAN
                            (Full title of the Plans)
     * assumed pursuant to an Agreement and Plan of Reorganization dated
                                 February 17, 1996

                             ----------------------

                                  MARK ZIMMER
                            CHIEF EXECUTIVE OFFICER
                           FRACTAL DESIGN CORPORATION
                              335 SPRECKELS DRIVE
                                APTOS, CA  95003
                                 (408) 688-5300
(Name, address and telephone number, including area code, of agent for service)

                            ----------------------

                                  Copy to:

                             James L. Brock, Esq.
                              Venture Law Group
                           A Professional Corporation
                             2800 Sand Hill Road
                          Menlo Park, California 94025
                                (415) 854-4488

                               Page 1 of 8 Pages
                             Exhibit Index on Page 8
               (Calculation of Registration Fee on following page)

                      CALCULATION OF REGISTRATION FEE

                                                               Proposed        Proposed
                                                Maximum         Maximum         Maximum        Amount of
                                              Amount to be   Offering Price    Aggregate     Registration
Title of Securities to be Registered           Registered       Per Share    Offering Price       Fee
- --------------------------------------      --------------- ---------------  --------------- --------------
1992  ASSUMED RAY DREAM, INC. STOCK OPTION PLAN
Common Stock,
$.001 par value . . . . . . . . . . . . .   219,459 Shares   $ 1.2966 (1)     $  284,549.50    $   98.11

1995 STOCK OPTION PLAN
Common Stock,
$.001 par value . . . . . . . . . . . . .   300,000 Shares   $14.875 (2)      $4,462,500       $1,538.67

(1)  Computed in accordance with Rule 457(h) under the Securities
     Act of 1933 solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(2) Estimated in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average of the high and low sale prices of the Common Stock as reported on The NASDAQ National Market on May 23, 1996.

                                    PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

     (a) The Registrant's Prospectus filed on May 2, 1996 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the "Act"), which contains statements for the last fiscal year for which such statements have been filed.

     (b) The Registrant's quarterly report on Form 10-Q for the fiscal quarter ending December 31, 1995.

     (c)  Items 1 and 2 in the Registrant's Registration
Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act") on September 20, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES.  Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters with respect to the shares will be passed upon by Venture Law Group, Professional Corporation, Menlo Park, California. As of the date of this filing, certain attorneys of Venture Law Group and affiliated partnerships beneficially own an aggregate of 13,125 shares of the Company's Common Stock and options to purchase an aggregate of 60,000 shares of the Company's Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation limit the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the California Corporations Code ("California Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recession. The limitation on monetary liability also does not apply to liabilities arising under the federal securities laws.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California Law, including circumstances in which indemnification is otherwise discretionary under California Law. The Company has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

     The Company believes that the limitation provision in its Articles of Incorporation and the indemnification provisions in its Articles of Incorporation, Bylaws and indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company.

     The Registrant has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by the Registrant's directors and officers in their capacities as such.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.  EXHIBITS.

         Exhibit
          Number
        ---------

           4.1 1992 Assumed Ray Dream, Inc. Stock Option Plan and forms of agreements thereunder.
           4.2*     1995 Stock Option Plan and form of Stock Option Agreement.
           4.3*     Restated Articles of Incorporation.
           4.4      Restated Bylaws.
           5.1      Opinion of Venture Law Group, a Professional Corporation.
          23.1      Consent of Venture Law Group, a Professional Corporation
                     (included in Exhibit 5.1).
          23.2      Consent of Independent Auditors.
          24.1      Powers of Attorney (see p. 7).

_______________
* Incorporated by reference from Registrant's Registration Statement on Form SB-2 (Registration No. 33-96942-LA), as amended, filed with the Commission on November 9, 1995.

Item 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Fractal Design Corporation, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aptos, State of California, on this 24th day of May, 1996.

                                       FRACTAL DESIGN CORPORATION


                                       By:   /s/ MARK ZIMMER
                                           -----------------------------------
                                             Mark Zimmer
                                             Chief Executive Officer

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Zimmer, his or her attorney-in-fact and agent, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting into said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                           TITLE                    DATE
     -------------                      -----------               --------
   /s/ MARK ZIMMER               Chief Executive Officer        May 24, 1996
 -------------------------      and Director (Principal
      Mark Zimmer               Executive Officer)

   /s/ THOMAS HEDGES            Chairman of the Board
 -------------------------      of Directors                    May 24, 1996
    Thomas Hedges

   /s/ LESLIE WRIGHT            Vice President Finance
 -------------------------      and Chief Financial             May 22, 1996
     Leslie Wright              Officer (Principal
                                Financial Officer)

   /s/ BRADEN RIPPETOE          Controller (Principal
 -------------------------      Accounting Officer)             May 24, 1996
     Braden Rippetoe

   /s/ ARTHUR COLLMEYER
 -------------------------      Director                        May 22, 1996
   Arthur Collmeyer

   /s/ CRAIG JOHNSON
 -------------------------      Director                        May 24, 1996
      Craig Johnson

   /s/ LEE JAY LORENZEN
 -------------------------      Director                        May 21, 1996
   Lee Jay Lorenzen

   /s/ STEPHEN E. MANOUSOS
 -------------------------      Director                        May 24, 1996
  Stephen E. Manousos

   /s/ THOMAS UNTERBERG
 -------------------------      Director                        May 24, 1996
   Thomas Unterberg


 -------------------------      President and Director          May ___, 1996
    Eric Hautemont


 -------------------------      Director                        May ___, 1996
     Alain Rossman


 -------------------------      Director                        May ___, 1996
      Anthony Sun

                                  INDEX TO EXHIBITS


 Exhibit
 Number
- --------
   4.1 1992 Assumed Ray Dream, Inc. Stock Option Plan and forms of agreements thereunder.

   4.2*  1995 Stock Option Plan and form of Stock Option Agreement.

   4.3*  Restated Articles of Incorporation.

   4.4   Restated Bylaws.

   5.1   Opinion of Venture Law Group, a Professional Corporation.

  23.1   Consent of Venture Law Group, a Professional Corporation
          (included in Exhibit 5.1).

  23.2   Consent of Independent Auditors.

  24.1   Powers of Attorney (see page 7).


* Incorporated by reference from Registrant's Registration Statement on Form SB-2, as amended, (Registration No. 33-96942-LA) filed with the Commission on November 9, 1995.